Exhibit 99.1

Form 3 Joint Filer Information

Name:	PAR Group, L.P.

Address:	One International Place Suite 2401 Boston, MA 02110

Designated Filer:	PAR Capital Management, Inc.

Issuer and Ticker	US Airways Group, Inc. (LCC)

Date of Event Requiring Statement:	September 27, 2005

Signature:	PAR Group, L.P. By: PAR Capital Management, Inc., its general partner

By: /s/ Suzanne Matulis Name: Suzanne Matulis Title: Secretary